As filed with the Securities and Exchange Commission on May 24, 2019

Registration No. 333-231302

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Petróleo Brasileiro S.A.—Petrobras

(Exact name of Registrant

as specified in its charter)

Brazilian Petroleum Corporation—Petrobras

(Translation of Registrant’s

name into English)

The Federative Republic of Brazil

(State or other jurisdiction of

incorporation or organization)

Not Applicable

(I.R.S. Employer Identification Number)

Avenida República do Chile, 65

20031-912 – Rio de Janeiro – RJ, Brazil

(55-21) 3224-4477

(Address and telephone number of Registrant’s

principal executive offices)

Petrobras America Inc

10350 Richmond Ave., Suite 1400

Houston, Texas 77042

(713) 808-2000

(Name, address and telephone number of agent for service)

Copy to:

Francesca L. Odell, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

(212) 225-2000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box:     ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:       ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:             ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:        ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:            ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company    ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.        ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (4)
Common Shares, without par value, which may be represented by American Depositary Shares (2) (3)	241,340,371	U.S.$7.27	U.S.$1,754,544,497	U.S.$212,651

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of American Depositary Shares, or ADSs, representing the registrant’s common shares on The New York Stock Exchange (“NYSE”) on May 7, 2019 (a date within five business days prior to the date of the initial filing of this registration statement), divided by two (to give effect to the 1:2 ratio of ADSs to common shares).

(2)	ADSs, each representing two common shares, issuable upon deposit of the common shares being registered hereby, have been or will be registered under a separate registration statement on Form F-6.

(3)

The securities to be registered include common shares that may be offered and sold outside the United States pursuant to Regulation S of the Securities Act. Such common shares, however, may be resold from time to time in the United States under circumstances requiring registration under the Securities Act.

(4)

A filing fee of U.S.$212,651 was previously paid in connection with the initial filing of this Registration Statement on May 9, 2019. As a result, no additional filing fee is being paid in connection with the filing of this Pre-Effective Amendment No. 1 to the Registration Statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A) OF THE ACT, MAY DETERMINE.

EXPLANATORY NOTE

We are filing this Pre-Effective Amendment No. 1 to the Registration Statement on Form F-3 originally filed on May 9, 2019 solely to (i) replace the name and address of the Process Agent on the cover of this Registration Statement, (ii) identify the underwriters and agents that the Selling Shareholder currently expects to participate in the offering and sale of the securities being registered pursuant to this Registration Statement and (iii) update the list of documents being incorporated by reference, as well as the information relating to the appointment of a new custodian under the ADR programs.

This prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 24, 2019.

P R O S P E C T U S

Petróleo Brasileiro S.A. – Petrobras

241,340,371 Common Shares, which may be represented by American Depositary Shares, of Petróleo Brasileiro S.A. – Petrobras, offered by the Selling Shareholder

The selling shareholder named in this prospectus (the “Selling Shareholder”) may from time to time offer up to 241,340,371 common shares of Petrobras (our “common shares”), which may be represented by American Depositary Shares (the “ADSs”), covered by this prospectus. This prospectus describes some of the general terms that may apply to our common shares and the ADSs and the general manner in which they may be offered. When the Selling Shareholder offers these securities, the specific terms of these securities, including the offering price, and the specific manner in which they may be offered, will be described in supplements to this prospectus.

Our common shares are listed on the São Paulo Stock Exchange (B3 S.A. – Brasil, Bolsa, Balcão) (“B3”) under the ticker symbol “PETR3,” on the Mercado de Valores Latinoamericanos en Euros (LATIBEX) under the ticker symbol “XPBR” and on the Bolsa de Comercio de Buenos Aires under the ticker symbol “ABR.” ADSs representing our common shares are listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “PBR.”

Investing in these securities involves risks. See the “Risk Factors” section beginning on page 19 of Petrobras’s Annual Report on Form 20-F for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission (“SEC”) on April 1, 2019 (the “2018 Form 20-F”), which is incorporated by reference herein, and, if any, in the relevant prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                    , 2019

ABOUT THIS PROSPECTUS

In this prospectus, unless the context otherwise requires, references to “Petrobras” are to Petróleo Brasileiro S.A. – Petrobras and references to “we,” “us” and “our” are to Petróleo Brasileiro S.A. – Petrobras and its consolidated subsidiaries, joint operations and structured entities taken as a whole.

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, the Selling Shareholder may sell our common shares, which may be represented by ADSs, in one or more offerings, up to the amount registered pursuant to the registration statement.

This prospectus only provides a general description of the securities that the Selling Shareholder may offer. Each time the Selling Shareholder offers securities, we will prepare a prospectus supplement containing specific information about the particular offering and the terms of those securities. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplement and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus are forward-looking statements that are not based on historical facts and are not assurances of future results. The forward-looking statements contained in this prospectus, which address our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “estimate,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “potential” and similar expressions.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. There is no assurance that the expected events, trends or results will actually occur.

We have made forward-looking statements that address, among other things:

●	our marketing and expansion strategy;

●	our exploration and production activities, including drilling;

●	our activities related to refining, import, export, transportation of oil, natural gas and oil products, petrochemicals, power generation, biofuels and other sources of renewable energy;

●	our projected and targeted capital expenditures and other costs, commitments and revenues;

●	our liquidity and sources of funding;

●	our pricing strategy and development of additional revenue sources; and

●	the impact, including cost, of acquisitions and divestments.

Our forward-looking statements are not guarantees of future performance and are subject to assumptions that may prove incorrect and to risks and uncertainties that are difficult to predict. Our actual results could differ materially from those expressed or forecast in any forward-looking statements as a result of a variety of assumptions and factors. These factors include, but are not limited to, the following:

●	our ability to obtain financing;

●	general economic and business conditions, including crude oil and other commodity prices, refining margins and prevailing exchange rates;

●	global economic conditions;

●	our ability to find, acquire or gain access to additional reserves and to develop our current reserves successfully;

●	uncertainties inherent in making estimates of our oil and gas reserves, including recently discovered oil and gas reserves;

●	competition;

●	technical difficulties in the operation of our equipment and the provision of our services;

●	changes in, or failure to comply with, laws or regulations, including with respect to fraudulent activity, corruption and bribery;

●	receipt of governmental approvals and licenses;

●	international and Brazilian political, economic and social developments;

●	natural disasters, accidents, military operations, acts of sabotage, wars or embargoes;

●	the cost and availability of adequate insurance coverage;

●	the outcome of ongoing corruption investigations and any new facts or information that may arise in relation to the “Lava Jato investigation;”

●	the effectiveness of our risk management policies and procedures, including operational risk; and

●	litigation, such as class actions or enforcement or other proceedings brought by governmental and regulatory agencies.

For additional information on factors that could cause our actual results to differ from expectations reflected in forward-looking statements, see “Risk Factors” as set forth in the 2018 Form 20-F, which is incorporated by reference herein, and in any prospectus supplement.

All forward-looking statements attributed to us or a person acting on our behalf are qualified in their entirety by this cautionary statement, and you should not place undue reliance on any forward-looking statement included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or for any other reason.

PETROBRAS

We are one of the world’s largest integrated oil and gas companies, engaging in a broad range of oil and gas activities. Petrobras is a sociedade de economia mista, organized and existing under the laws of Brazil. For the years ended December 31, 2018 and 2017, we had sales revenues of U.S.$95.6 billion and U.S.$88.8 billion, respectively, gross profit of U.S.$34.1 billion and U.S.$28.7 billion, respectively, and net income (loss) attributable to shareholders of Petrobras of U.S.$7.2 billion and U.S.$(91.0) million, respectively. In 2018, our average domestic daily oil production was 2,035 mmbbl/d. We engage in a broad range of activities, which cover the following segments of our operations:

●

Exploration and Production: this segment covers the activities of exploration, development and production of crude oil, NGL (natural gas liquid) and natural gas in Brazil and abroad, for the primary purpose of supplying our domestic refineries. This segment also operates through partnerships with other companies, including holding interests in foreign entities operating in this segment;

●

Refining, Transportation and Marketing: this segment covers the activities of refining, logistics, transport and trading of crude oil and oil products in Brazil and abroad, exports of ethanol, petrochemical operations, such as extraction and processing of shale, as well as holding interests in petrochemical companies in Brazil;

●

Gas and Power: this segment covers the activities of logistics and trading of natural gas and electricity, transportation and trading of LNG (liquefied natural gas), generation of electricity by means of thermoelectric power plants, as well as holding interests in transporters and distributors of natural gas in Brazil and abroad. It also includes fertilizer operations;

●

Distribution: this segment covers the activities of Petrobras Distribuidora S.A., which sells oil products, including gasoline and diesel, ethanol and vehicle natural gas in Brazil. This segment also includes distribution of oil products operations abroad (South America); and

●

Biofuel: this segment covers the activities of production of biodiesel and its co-products, as well as ethanol-related activities through interest in entities producing and trading ethanol, sugar and surplus electric power generated from sugarcane bagasse.

Additionally, we have a Corporate segment that has activities that are not attributed to the other segments, notably those related to corporate financial management, corporate overhead and other expenses, provision for the class action settlement, and actuarial expenses related to the pension and medical benefits for retired employees and their dependents. For further information regarding our business segments, see Notes 4.2 and 30 to our audited consolidated financial statements for the year ended December 31, 2018.

Our principal executive office is located at Avenida República do Chile, 65, 20031-912 – Rio de Janeiro RJ, Brazil, its telephone number is +(55-21) 3224-4477, and our website is www.petrobras.com.br. The information on our website, which might be accessible through a hyperlink resulting from this URL, is not and shall not be deemed to be incorporated into this prospectus.

USE OF PROCEEDS

All of the securities offered by the Selling Shareholder pursuant to this prospectus will be sold by the Selling Shareholder for its own account. Petrobras will not receive any of the proceeds from these sales. The Selling Shareholder will pay any underwriting discounts and commissions and expenses incurred by it for brokerage, accounting, tax or legal services or any other expenses incurred by it in disposing of these securities. The Selling Shareholder, directly or indirectly through third parties appointed by it, will also bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, all ADS issuance fees payable to the depositary, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

SELLING SHAREHOLDER

This prospectus relates to the possible resale by the Selling Shareholder of up to 241,340,371 of our common shares, which may be represented by ADSs. The Selling Shareholder may from time to time offer any or all of the securities set forth below pursuant to this prospectus. When we refer to the “Selling Shareholder” in this prospectus, we mean the entity listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Shareholder’s interest in our common shares, or ADSs representing such common shares, other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the Selling Shareholder and the aggregate amount of our common shares, which may be represented by ADSs, that the Selling Shareholder may offer pursuant to this prospectus. The percentage of our common shares owned by the Selling Shareholder both prior to and following the offering of any common shares pursuant to this prospectus, is based on 7,442,454,142 common shares outstanding as of the date hereof.

We cannot advise you as to whether the Selling Shareholder will in fact sell any or all of such securities. See “Plan of Distribution.”

	Before the Offering		Number of Common Shares Being Offered	After the Offering
Name and Address of Beneficial Owner	Number of Common Shares (1)	Percentage of Outstanding Common Shares (1)		Number of Common Shares	Percentage of Outstanding Common Shares
Caixa Econômica Federal	241,340,371	3.24%	241,340,371	—	—

(1)	Common shares may be represented by ADSs.

The Selling Shareholder’s address is located at CAIXA (Brasília), Setor Bancário Sul – SBS, Quadra 4, Lotes 3 e 4, Brasília/DF CEP/ZIP Code: 70.070-140, Brazil. The Selling Shareholder’s branch address is CAIXA (São Paulo – Selling Shareholder’s branch) Avenida Paulista, nº 2300, 12º andar, São Paulo/SP, CEP/ZIP Code: 01310-300, Brazil.

THE SECURITIES

The Selling Shareholder may from time to time offer under this prospectus our common shares, which may be represented by ADSs.

DESCRIPTION OF COMMON SHARES AND COMMON AMERICAN DEPOSITARY SHARES

Common Shares

For a description of our common shares see Item 10. “Additional Information—Memorandum and Articles of Incorporation” in the 2018 Form 20-F incorporated herein by reference.

American Depositary Shares

Petrobras has listed on the NYSE ADSs representing Petrobras’s common shares. The Bank of New York Mellon, as depositary, will register and deliver the ADSs. Each ADS will represent two common shares (or a right to receive two common shares) deposited with the principal São Paulo office of a custodian for the depositary. Banco Bradesco S.A. is currently the custodian for the depositary, having replaced Itau Unibanco S.A. on May 21, 2019. Each ADS will also represent any other common shares, cash or other property that may be held by the depositary. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, (“ADR”), which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name on an uncertificated basis, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company (“DTC”). If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Ownership of uncertificated ADSs is confirmed by periodic statements sent by the depositary to the registered holders.

As an ADS holder, Petrobras will not treat you as one of its shareholders and you will not have shareholder rights. Brazilian law governs shareholder rights. The depositary will be the holder of the common shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement relating to the ADSs among Petrobras, the depositary and you, as an ADS holder, and all other ADS holders and persons indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. A copy of the deposit agreement, as amended from time to time, with respect to the ADSs is on file with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. New York law governs the deposit agreement and the ADSs. To exercise any shareholder rights directly, you will, as an ADS holder, need to surrender your ADSs and become a direct shareholder.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire relevant deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided under the heading “Where You Can Find More Information.”

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on common shares or other deposited common shares, after deducting its fees and expenses. You will receive these distributions in proportion to the number of common shares your ADSs represent.

●

Cash. The depositary will convert any cash dividend or other cash distribution Petrobras pays on the common shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes or other governmental charges that must be paid will be deducted. See “—Payment of Taxes” below. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

●

Shares. The depositary may distribute additional ADSs representing any common shares Petrobras distributes as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell common shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new common shares. The depositary may sell a portion of the distributed common shares sufficient to pay its fees and expenses in connection with that distribution.

●

Rights to Purchase Additional Shares. If Petrobras offers holders of our common shares any rights to subscribe for additional common shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the common shares on your behalf. The depositary will then deposit the common shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by common shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States or they may be subject to other restrictions on sale or deposit under the laws of the United States or Brazil. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

●

Other Distributions. The depositary will send to ADS holders anything else Petrobras distributes on deposited common shares by any means it thinks is legal, fair and practical to do so. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what Petrobras distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what Petrobras distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. Petrobras has no obligation to register ADSs, shares, rights or other common shares under the Securities Act. Petrobras also has no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions Petrobras makes on our common shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit common shares or evidence of rights to receive common shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the name or names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited common shares?

You may surrender your ADSs at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the common shares and any other deposited common shares underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or if feasible, and at your request, risk and expense, the depositary will deliver the deposited common shares at its office.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary to vote the number of deposited common shares their ADSs represent. The depositary will notify ADS holders of shareholders’ meetings and arrange to deliver our voting materials to them if Petrobras asks it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary.

Otherwise, you won’t be able to exercise your right to vote unless you withdraw the common shares. However, you may not know about the meeting enough in advance to withdraw the common shares.

The depositary will try, as far as practical, subject to the laws of Brazil and of Petrobras’s articles of association or similar documents, to vote or to have its agents vote the deposited common shares as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed.

Petrobras cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your common shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your common shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited common shares, if Petrobras requests the depositary to act, Petrobras agrees to give the depositary notice of any such meeting and details concerning the matters to be voted upon no less than 30 days in advance of the meeting date.

Fees and Expenses

The table below sets forth the fees and expenses payable by ADS holders for certain actions undertaken by the depositary.

Persons depositing or withdrawing common shares or ADS holders must pay:		For:
U.S.$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	•	Issuance of ADSs, including issuances resulting from a distribution of common shares or rights or other property

	•	Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

U.S.$0.02 (or less) per ADS	•	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if common shares distributed to you had been common shares and the common shares had been deposited for issuance of ADSs	•	Distribution of common shares distributed to holders of deposited common shares that are distributed by the depositary to ADS holders

U.S.$0.02 (or less) per ADSs per calendar year	•	Depositary services

Registration or transfer fees	•	Transfer and registration of common shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	•	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)

	•	converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	•	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited common shares	•	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from ADS holders depositing common shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to ADS holders by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing ADS holders or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to Petrobras to reimburse and / or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary.

The depositary may convert itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will remain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliates receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited common shares represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited common shares represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited common shares represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited common shares, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If Petrobras:	Then:

●     Change the nominal or par value of our common shares

●     Reclassify, split up or consolidate any of the deposited common shares

●     Distribute common shares on the common shares that are not distributed to you

●     Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The cash or common shares received by the depositary will become deposited common shares. Each ADS will automatically represent its equal share of the new deposited common shares.

The depositary may, and will if Petrobras asks it to, distribute some or all of the cash or common shares it received. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited common shares.

Amendment and Termination

How may the deposit agreement be amended?

Petrobras may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you will be considered, by continuing to hold your ADSs, to have agreed to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement at Petrobras’s direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders if 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment. In addition, the depositary may terminate the deposit agreement upon at least 30 days’ prior notice if it has been advised that it or its custodian may face liability because Petrobras failed to provide required information relating to the ADS program to Brazilian regulators.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited common shares, sell rights and other property, and deliver deposited common shares upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited common shares by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that Petrobras agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. Petrobras and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

●	are not liable if Petrobras or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

●	are not liable if Petrobras or it exercises discretion permitted under the deposit agreement;

●

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited common shares that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person; and

●	may rely upon any documents Petrobras believes or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, Petrobras and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary may deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of deposited common shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any deposited common shares;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or Petrobras thinks it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying common shares at any time except:

●

When temporary delays arise because: (i) the depositary has closed its transfer books or Petrobras has closed our transfer books; (ii) the transfer of common shares is blocked to permit voting at a shareholders’ meeting; or (iii) Petrobras is paying a dividend on our common shares.

●	When you owe money to pay fees, taxes and similar charges.

●	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of deposited common shares.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System (“DRS”) and Profile Modification System, (“Profile”), will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC under which the depositary may register the ownership of uncertificated ADSs, which ownership will be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement acknowledge that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited common shares that Petrobras makes generally available to holders of deposited common shares. The depositary will send you copies of those communications if Petrobras asks it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

PLAN OF DISTRIBUTION

At the time of offering any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in a prospectus supplement relating to those securities.

Each prospectus supplement with respect to our securities will set forth the terms of the offering of those securities, including the name or names of any underwriters or agents, the price of such securities and the net proceeds to the Selling Shareholder from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those securities may be listed.

The securities will be offered by the Selling Shareholder in global offerings consisting of international offerings of our common shares, offered directly or represented by ADSs, in the United States and elsewhere outside of Brazil, and concurrent public offerings of our common shares in Brazil. International offerings and Brazilian offerings will be conducted concurrently, and conditioned on the closing of each other. The securities may be sold to the public, in one or more transactions, either (i) at a fixed price or prices, which may be changed; (ii) at prices related to prevailing market prices at the time of sale; or (iii) at negotiated prices.

The Selling Shareholder will offer to sell the securities from time to time through a combination of (i) sales of ADSs for resale outside Brazil to UBS Securities LLC, Morgan Stanley & Co. LLC, BofA Securities, Inc. and XP Securities, LLC (collectively, the “Lead Underwriters”) and any other dealer or underwriter acceptable to the Selling Shareholder and identified in the applicable prospectus supplement (together with the Lead Underwriters, the “Underwriters”), (ii) sales of our common shares in and outside Brazil through Caixa Econômica Federal, UBS Brasil Corretora de Câmbio, Tĺtulos e Valores Mobiliários S.A., Banco Morgan Stanley S.A., Bank of America Merrill Lynch Banco Múltiplo S.A., XP Investimentos Corretora de Câmbio, Tĺtulos e Valores Mobiliários S.A. (collectively, the “Brazilian Lead Underwriters”) and any other dealer or underwriter in Brazil acceptable to the Selling Shareholder and identified in the applicable prospectus supplement (together with the Brazilian Lead Underwriters, the “Brazilian Underwriters”) and (iii) direct sales by the Selling Shareholder to purchasers in and outside Brazil. The applicable prospectus supplement will disclose the allocation of the securities being offered by the Underwriters and the Brazilian Underwriters, as well as the number of securities that will be sold by the Selling Shareholder directly to purchasers. Unless otherwise specified in a prospectus supplement, Caixa Econômica Federal will act as global coordinator in the international offerings, UBS Securities LLC, Morgan Stanley & Co. LLC and BofA Securities, Inc. will act as global coordinators and joint bookrunners in the international offerings and XP Securities, LLC will act as joint bookrunner in the international offerings.

The Selling Shareholder will, from time to time, enter into underwriting and agency agreements with the Underwriters. These underwriting and agency agreements will provide that the obligation of the Underwriters to purchase common shares and ADSs is subject to, among other conditions, the absence of any material adverse change in our business, the delivery of certain legal opinions by our and their legal counsel in Brazil and in the United States and certain procedures by our independent auditors. The underwriting and agency agreements will provide that we and the Selling Shareholder will indemnify the Underwriters, each of their affiliates and their respective directors, officers, employees and agents, and each person who controls any Underwriter against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the Underwriters may be required to make in that respect. The underwriting and agency agreements will also provide that if an Underwriter defaults, the purchase commitments of non-defaulting Underwriters may be increased or the offering may be terminated. Common shares and ADSs offered through the Underwriters will be underwritten severally and not jointly by the Underwriters, who will purchase the securities as principal for resale to the public. The Underwriters will be obligated to purchase all of the common shares and ADSs that may be offered under the underwriting and agency agreements, if any are purchased. The Underwriters may resell the common shares and ADSs to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the Underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we pay to the Underwriters, and any discounts, concessions or commissions the Underwriters allow to participating dealers, in connection with an offering of securities.

The Selling Shareholder will, from time to time, enter into agreements with the Brazilian Underwriters providing for concurrent offerings in Brazil of our common shares. The Brazilian Underwriters will place from time to time our common shares with investors located in Brazil, and, through the Underwriters acting as placement agents, in the United States and other countries outside Brazil. Agreements with Brazilian underwriters will provide that, if any of the placed common shares that are offered under such agreements are not settled by the relevant purchasers, the Brazilian underwriters will be obligated to purchase them on a firm commitment basis on the settlement date, subject to certain conditions and exceptions.

In addition, the Underwriters and the Selling Shareholder will act as placement agents for the Brazilian Underwriters and will facilitate the placement of our common shares to investors located outside Brazil. Common shares purchased by investors outside Brazil will be delivered in Brazil and paid for in reais.

The Underwriters and the Brazilian Underwriters and/or their affiliates may enter into derivative transactions with clients, at their request, in connection with our common shares and the ADSs. The Underwriters and the Brazilian Underwriters and/or their affiliates may also purchase some of our common shares to hedge their risk exposure in connection with such transactions. These transactions may have an effect on demand, price or other terms of an offering.

The Lead Underwriters and the Brazilian Lead Underwriters and their respective affiliates have engaged in a variety of commercial and investment banking transactions from time to time with us and the Selling Shareholder for which we and the Selling Shareholder have paid customary fees and expenses, including financing transactions, bank guarantees and foreign exchange and derivative transactions, such as currency and interest swaps, and may have provided advisory services for mergers and acquisitions and issuances of debt and equity securities in the local and international capital markets.

In addition, the Selling Shareholder and its affiliates have engaged in a variety of commercial banking transactions from time to time with us for which we have paid customary fees and expenses, including financing transactions, bank guarantees and foreign exchange and derivatives transactions, such as currency and interest swaps.

EXPERTS

With respect to the unaudited interim financial information of Petrobras as of March 31, 2019 and for the three-month periods ended March 31, 2019 and 2018, incorporated by reference herein, KPMG Auditores Independentes, an independent registered public accounting firm, reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Petrobras Form 6-K furnished to the SEC on May 8, 2019 and incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

The consolidated financial statements as of and for the years ended December 31, 2018 and 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 (which is included in Management’s Report on Internal Control over Financial Reporting) have been incorporated herein by reference to the 2018 Form 20-F in reliance on the report of KPMG Auditores Independentes given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements for the year ended December 31, 2016 incorporated in this prospectus supplement by reference to the 2018 Form 20-F have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain oil and gas reserve data incorporated herein by reference to the 2018 Form 20-F were reviewed by DeGolyer and MacNaughton as indicated therein, in reliance upon the authority of such firm as expert in estimating proved oil and gas reserves.

VALIDITY OF SECURITIES

The validity of the common shares will be passed upon for us by Lefosse Advogados or any other law firm named in the applicable prospectus supplement as to certain matters of Brazilian law.

DIFFICULTIES OF ENFORCING CIVIL LIABILITIES AGAINST NON-U.S. PERSONS

Petrobras is a sociedade de economia mista (mixed-capital company), a public sector company with some private sector ownership, established under the laws of Brazil. All of its executive officers and directors and certain advisors named herein reside in Brazil. In addition, substantially all of its assets and those of its executive officers, directors and certain advisors named herein are located in Brazil. As a result, it may not be possible for investors to effect service of process upon Petrobras or its executive officers, directors and advisors named herein within the United States or other jurisdictions outside Brazil or to enforce against Petrobras or its executive officers, directors and advisers named herein judgments obtained in the United States or other jurisdictions outside Brazil. In addition, it may not be possible for you to enforce a judgment of a United States court for civil liability based upon the United States federal securities laws against any of those persons outside the United States.

Lefosse Advogados, Petrobras’s special counsel, has advised Petrobras that, subject to the requirements described below, judgments of United States courts for civil liabilities based upon the United States federal securities laws may be enforced in Brazil. A judgment against Petrobras or the other persons described above obtained outside Brazil would be enforceable in Brazil, without reconsideration of the merits, only if the judgment satisfies certain requirements and receives confirmation from the Brazilian Superior Court of Justice (Superior Tribunal de Justiça). The foreign judgment will only be confirmed if:

●	it fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted;

●	it is for the payment of a sum certain of money;

●	it was issued by a competent court in the jurisdiction where the judgment was awarded after service of process was properly made in accordance with applicable law;

●	it is not subject to appeal;

●

it must be apostilled by a competent authority of the State from which the document emanates according to the Hague Convention of 5 October 1961 Abolishing the Requirement of Legalisation for Foreign Public Documents or, if such State is not signatory of the Hague Convention, it must be duly authenticated by a competent Brazilian consulate;

●

it is authenticated by a Brazilian consular office in the country where it was issued, and is accompanied by a sworn translation into Portuguese, unless an exemption is provided by an international treaty to which Brazil is a signatory; and

●	it is not contrary to Brazilian national sovereignty, public policy or good morals.

Notwithstanding the foregoing, no assurance can be given that such confirmation would be obtained, that the process described above could be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the U.S. securities laws with respect to any securities issued by Petrobras.

Lefosse Advogados has also advised Petrobras that:

●

original actions based on the U.S. federal securities laws may be brought in Brazilian courts and that, subject to Brazilian public policy and national sovereignty, Brazilian courts may enforce liabilities in such actions against Petrobras, certain of its directors and officers and the advisors named herein;

●

if an investor resides outside Brazil and owns no real property in Brazil, he or she must provide a bond sufficient to guarantee court costs and legal fees, including the defendant’s attorneys’ fees, as determined by the Brazilian court, in connection with litigation in Brazil, except: (1) when an exemption is provided by an international agreement or treaty that Brazil is a signatory; (2) in the case of claims for collection on a título executivo extrajudicial (an instrument which may be enforced in Brazilian courts without a review on the merits), in the case of the enforcement of a foreign judgment which has been confirmed by the Brazilian Superior Court of Justice; or (3) counterclaims as established, according to Article 83 of the Brazilian Code of Civil Procedure (Código de Processo Civil);

●

Brazilian law limits an investor’s ability as a judgment creditor of Petrobras to satisfy a judgment against Petrobras by attaching its gas and oil reserves, as Petrobras does not own any of the crude oil and natural gas reserves in Brazil. Under Brazilian law, the Brazilian government owns all crude oil and natural gas reserves in Brazil;

●

a law has been enacted in Brazil to regulate judicial and extrajudicial reorganization and liquidation of business companies. Such law revoked the previous Brazilian Bankruptcy law. The new law is not applicable to mixed capital companies, such as Petrobras, and does not provide whether the federal government of Brazil is liable for Petrobras’s obligations in the event of bankruptcy; and

●

certain of Petrobras’s exploration and production assets may be subject to reversion to the Brazilian government under Petrobras’s concession agreements. Such assets, under certain circumstances, may not be subject to attachment or execution.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC on Form F-3 under the Securities Act relating to the securities offered by this prospectus. This prospectus, which is a part of that registration statement, does not contain all of the information set forth in the registration statement. For more information with respect to our company and the securities offered by this prospectus, you should refer to the registration statement and to the exhibits filed with it. Statements contained or incorporated by reference in this prospectus regarding the contents of any contract or other document are not necessarily complete, and, where the contract or other document is an exhibit to the registration statement or incorporated or deemed to be incorporated by reference, each of these statements is qualified in all respects by the provisions of the actual contract or other document.

We are subject to the information requirements of the Exchange Act, applicable to a foreign private issuer, and accordingly file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. Any filings we make electronically will be available to the public over the Internet at the SEC’s web site at http://www.sec.gov. These reports and other information may also be inspected and copied at the offices of the NYSE at 11 Wall St, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus or a prospectus supplement. We incorporate by reference the following documents:

Petrobras is incorporating by reference into this prospectus the following documents that it has filed with the SEC:

(1)	The Petrobras Annual Report on Form 20-F for the year ended December 31, 2018, filed with the SEC on April 1, 2019.

(2)	The Petrobras Reports on Form 6-K relating to the resignation, nomination and appointment of Petrobras directors and officers:

–	Report on Form 6-K furnished to the SEC on April 25, 2019 (Film Number 19765104).

–	Report on Form 6-K furnished to the SEC on April 25, 2019 (Film Number 19765150).

–	Report on Form 6-K furnished to the SEC on May 21, 2019.

(3)	The Petrobras Report on Form 6-K furnished to the SEC on April 29, 2019, announcing Petrobras’s approval of new guidelines for its portfolio management.

(4)

The Petrobras Report on Form 6-K furnished to the SEC on May 8, 2019, containing Petrobras’s financial statements in U.S. dollars as of March 31, 2019, and for the three-month periods ended March 31, 2019 and 2018, prepared in accordance with International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board (IASB).

(5)

The Petrobras Report on Form 6-K furnished to the SEC on May 8, 2019, containing a discussion of Petrobras’s financial information and results in U.S. dollars as of March 31, 2019, and for the three-month periods ended March 31, 2019 and 2018.

(6)	The Petrobras Report on Form 6-K furnished to the SEC on May 8, 2019, announcing the approval of payment of shareholder remuneration.

(7)	The Petrobras Report on Form 6-K furnished to the SEC on May 16, 2019, announcing a payment of interest on capital and dividends.

(8)	The Petrobras Report on Form 6-K furnished to the SEC on May 20, 2019, relating to the Vantage arbitration.

(9)	The Petrobras Reports on Form 6-K relating to the Transfer of Rights Agreement.

–	Report on Form 6-K furnished to the SEC on May 21, 2019.

–	Report on Form 6-K furnished to the SEC on May 22, 2019.

(10)	The Petrobras Report on Form 6-K furnished to the SEC on May 21, 2019, relating to the custodian under the ADR programs.

(11)	The Petrobras Report on Form 6-K furnished to the SEC on May 23, 2019, relating to the proposed sale of part of its stake in BR Distribuidora.

(12)

Any future filings of Petrobras on Form 20-F made with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus, and any future reports of Petrobras on Form 6-K furnished to the SEC during that period that are identified in those forms as being incorporated by reference into this prospectus.

We will provide without charge to any person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Petrobras’s Investor Relations Department located at Avenida República do Chile, 65 - 10th Floor, 20031-912 -Rio de Janeiro, RJ, Brazil, Attn: Leandro da Rocha Santos, Investor Relations Department, Finance Department, Institutional Investors Manager (telephone: +55 (21) 3224-0792; fax: +55 (21) 3224-1401; e-mail: petroinvest@petrobras.com.br).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Article 23, Section 1 of Petrobras’s by-laws requires it to defend its senior management in administrative and legal proceedings and maintain insurance coverage to protect senior management from liability arising from the performance of the senior manager’s functions. Petrobras maintains an insurance policy covering losses and expenses arising from management actions taken by the directors and officers of Petrobras and its subsidiaries in their capacity as such.

Item 9. Exhibits.

Exhibit Number	Description

1.1	Form of Underwriting Agreement. †

4.1	Amended and Restated Deposit Agreement, dated as of January 3, 2012, among Petrobras, The Bank of New York Mellon, as depositary, and registered holders and beneficial owners from time to time of the ADSs, representing the common shares of Petrobras, and Form of ADR evidencing ADSs representing the common shares of Petrobras (previously filed as Exhibit 2.1 of the combined Petrobras and PifCo Annual Report on Form 20-F for the year ended December 31, 2011 (File No. 001-15106) as filed with the SEC on March 30, 2012 and incorporated by reference herein).*

5.1	Opinion of Lefosse Advogados as to matters of Brazilian law relating to the common shares.*

15.1	Letter of KPMG Auditores Independentes concerning 1Q 2019 unaudited financial information of Petrobras.*

23.1	Consent of KPMG Auditores Independentes.*

23.2	Consent of PricewaterhouseCoopers Auditores Independentes.*

23.3	Consent of Lefosse Advogados (included in Exhibit 5.1).*

23.4	Consent of DeGolyer and MacNaughton.*

24.2	Power of Attorney (included in page II-5 of this Registration Statement).*

†

To be filed by amendment or incorporated by reference. Petrobras will file as an Exhibit to a report on Form 6-K that is incorporated by reference into this registration statement any related form utilized in the future and not previously filed by means of an amendment or incorporated by reference.

*	Previously filed.
**	Filed herewith.

Item 10. Undertakings.

(a)	The registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section (10)(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES OF PETRÓLEO BRASILEIRO S.A.—PETROBRAS

Pursuant to the requirements of the Securities Act, Petróleo Brasileiro S.A. — Petrobras certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rio de Janeiro, Brazil, on May 24, 2019.

PETRÓLEO BRASILEIRO S.A. — PETROBRAS

By:	*
	Name:	ROBERTO DA CUNHA CASTELLO BRANCO
	Title:	Chief Executive Officer

By:	*
	Name:	ANDREA MARQUES DE ALMEIDA
	Title:	Chief Financial Officer and Chief Investor Relations Officer

*By:	/s/ Bianca Nasser Patrocinio
Name: Bianca Nasser Patrocinio
Title: Attorney-in-Fact
Pursuant to power of attorney previously filed

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on May 24, 2019, in respect of Petróleo Brasileiro S.A.—Petrobras.

Signature	Title

*
ROBERTO DA CUNHA CASTELLO BRANCO	Chief Executive Officer and Member of Board of Directors

*
ANDREA MARQUES DE ALMEIDA	Chief Financial Officer and Chief Investor Relations Officer

*
RAFAEL MENDES GOMES	Chief Governance and Compliance Officer

*
RODRIGO ARAÚJO ALVES	Chief Accounting and Tax Officer

*
EDUARDO BACELLAR LEAL FERREIRA	Chairman of the Board of Directors

*
DANILO FERREIRA DA SILVA	Member of the Board of Directors

*
ANA LÚCIA POÇAS ZAMBELLI	Member of the Board of Directors

*
CLARISSA DE ARAÚJO LINS	Member of the Board of Directors

*
MARCELO MESQUITA DE SIQUEIRA FILHO	Member of the Board of Directors

*
SÔNIA JÚLIA SULZBECK VILLALOBOS	Member of the Board of Directors

*
JOÃO COX NETO	Member of the Board of Directors

*By:	/s/ Bianca Nasser Patrocinio
Name: Bianca Nasser Patrocinio
Title: Attorney-in-Fact
Pursuant to power of attorney previously filed

Signature of Authorized Representative of Petróleo Brasileiro S.A.—Petrobras

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Petróleo Brasileiro S.A.— Petrobras, has signed this registration statement in the City of Newark, State of Delaware, on May 24, 2019.

Signature	Title

/s/ Donald Puglisi
PUGLISI & ASSOCIATES	Authorized Representative in the United States